Exhibit (10)(b)
     As previously described in Wachovia’s proxy statement for the 2006 annual meeting of shareholders, Wachovia maintains a compensation arrangement with Ernest S. Rady, a director of Wachovia elected at the 2006 annual meeting of shareholders. The compensation arrangement relates to Mr. Rady’s employment at Wachovia following Wachovia’s acquisition of Westcorp on March 1, 2006 (at which time Mr. Rady was not a director of Wachovia). As a Wachovia employee, Mr. Rady is not separately compensated for his services as a director. Attached hereto is information about Mr. Rady’s compensation arrangement with Wachovia.

•	Chairman of Wachovia’s dealer finance business
•	As Chairman of our dealer finance business, you will be the most senior executive in our company with respect to issues relating to indirect consumer automobile financing and auto dealer floor plan lending.

•	As such, we will look to you for direction on major strategy and policy issues.

•	Tom Wolfe, who will be responsible for the day-to-day operation of the dealer finance business, and Carlos Evans, who is Wachovia’s Wholesale Segment leader and who will be Tom’s supervisor, will provide monthly business unit review updates to you and keep you apprised of any major issues affecting Wachovia’s automobile and dealer finance business.
•	Chairman of Wachovia’s California banking business.
•	As Chairman of Wachovia’s California’s banking business, you will be Wachovia’s senior executive in California and will be asked to provide counsel to Wachovia’s operational executives regarding Wachovia’s strategy for expanding our general banking business in California, including potential acquisitions.

•	Chairman of a commercial lending committee that will look at loan exposures in excess of a designated amount.

•	As is the case with the dealer finance business, Wachovia’s general banking leadership in California will provide monthly business unit review updates to you and keep you apprised of any major issues affecting Wachovia’s general banking business in California.

•	Due to your extensive business contacts in California, Wachovia would also ask for your assistance in business development opportunities for our commercial real estate and commercial lending businesses.
•	Reporting to Ben Jenkins, Head of Wachovia’s General Banking Group
•	Compensation
•	Base Salary for 2006 and 2007 — $500,000

•	Incentive Compensation for 2006 and 2007 — minimum of $275,000. Eligible for additional incentive compensation under Wachovia Corporation Senior Management Incentive Plan.

•	Subject to termination for cause or voluntary resignation

•	Two years severance under terms set forth above if terminated without cause prior to January 1, 2008

•	Upon payroll and benefits conversion, you will also be eligible to participate in Wachovia’s employee benefits plans, including stock option plans, to the same extent as other similarly situated senior executives